As filed with the Securities and Exchange Commission on January 28, 2015

Registration Nos. 333-175220

333-182243

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT No. 333-175220

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT No. 333-182243

Under

THE SECURITIES ACT OF 1933

KiOR, Inc.

(Exact name of registrant as specified in its charter)

Delaware	51-0652233
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13001 Bay Park Road, Pasadena, Texas 77507

(281) 694-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2011 Long-Term Incentive Plan

Amended and Restated 2007 Stock Option/Stock Issuance Plan

2012 Employee Stock Purchase Plan

(Full Title of the Plan)

Christopher A. Artzer

President, Interim Chief Financial Officer, General Counsel and Secretary

13001 Bay Park Road

Pasadena, Texas 77507

(281) 694-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Peter Buckland

Wilmer Cutler Pickering Hale and Dorr LLP

950 Page Mill Road

Palo Alto, California 94304

(650) 858-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by KiOR, Inc., a Delaware corporation (the “Company”), removes from registration all shares of the Company’s Class A and Class B Common Stock, each par value $0.0001 per share, registered under the following Registration Statements on Form S-8 (the “Registration Statements”) previously filed with the Securities and Exchange Commission (the “SEC”) that remain unsold:

(i) Registration Statement on Form S-8 (File No. 333-175220) filed by the Company with the SEC on June 29, 2011 registering (i) 10,211,937 shares of Class A Common Stock for issuance under the Company’s 2011 Long-Term Incentive Plan, (ii) 10,444,340 shares of Class A Common Stock for issuance under the Company’s Amended and Restated 2007 Stock Option/Stock Issuance Plan ( the “2007 Plan”) and (ii) 6,743,320 shares of Class B Common Stock for issuance under the 2007 Plan; and

(ii) Registration Statement on Form S-8 (File No. 333-182243) filed by the Company with the SEC on June 20, 2012 registering 3,500,000 shares of Class A Common Stock for issuance under the Company’s 2012 Employee Stock Purchase Plan.

The Company received notification from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company was not in compliance with certain of the requirements for continued listing on the NASDAQ Global Select Market. Thereafter, by letter dated September 12, 2014, the Staff notified the Company that it had determined to delist the Company’s securities from NASDAQ based on the Company’s failure to pay certain fees required by Listing Rule 5250(f). NASDAQ filed a Form 25 with the SEC on October 27, 2014, and the delisting was effective at the open of the trading session on November 6, 2014. Following delisting, the Class A Common Stock traded on the OTC Markets’ OTC Pink Limited under the ticker symbol “KIORQ.”

As of January 1, 2015, the Class A and Class B Common Stock of the Company was held of record by less than 300 persons. As a result, shortly after filing this Post-Effective Amendment, the Company intends to file a Form 15 to notify the SEC of (i) the termination of the Company’s registration pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Act”) and (ii) the suspension of the Company’s reporting obligations pursuant to Section 15(d) of the Act.

Effective upon filing hereof, the Company hereby removes from registration all shares of Class A and Class B Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 28, 2015.

KIOR, INC.

By:	/s/ Christopher A. Artzer
Christopher A. Artzer
President, Interim Chief Financial Officer, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statements has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred Cannon	Chief Executive Officer and Director	January 28, 2015
Fred Cannon	(Principal Executive Officer)

/s/ Christopher A. Artzer	President, Interim Chief Financial Officer, General Counsel and Secretary	January 28, 2015
Christopher A. Artzer	(Principal Financial Officer and Principal Accounting Officer)

/s/ Samir Kaul	Director	January 28, 2015
Samir Kaul

/s/ D. Mark Leland	Director	January 28, 2015
D. Mark Leland

/s/ David J. Paterson	Director	January 28, 2015
David J. Paterson

/s/ Gary L. Whitlock	Director	January 28, 2015
Gary L. Whitlock